EXHIBIT 10 (vi)

Appendix 4

This document is the English translation of the Chinese version. In case of discrepancies between Chinese and English versions, the Chinese version shall prevail.

Oral Antiviral Therapy

Development and Sales Agreement

Party A: Ainos Inc. (O.T.C.: AIMD)

Address: 8880 Rio San Diego Drive, Suite 800 San Diego, CA 92108, U.S.A.

Party B: INNOPHARMAX (4172. T.W.O.)

Address: 9F., No.22, Ln. 478, Ruiguang Rd., Neihu Dist., Taipei City 11492, Taiwan (R.O.C.)

I.	SCOPE AND PURPOSE

1.

Party A and Parity B agree to integrate existing technologies and drugs as combined therapy to cooperate on the following activities: conducting preclinical research, conducting clinical trials for regulatory approvals; applying for regulatory approvals; manufacturing of products; cross-licensing and, under the principle of profit-sharing, developing disease indications caused by viral infection, including clinical trials for COVID-19 treatment, and obtaining regulatory approval in various countries around the world, and marketing the product upon product approval.

II.	DESIGNATED DRUGS UNDER COOPERATION

1.	Party A's Product: VELDONA, an orally administered, safe, low-dose interferon drug that enhances the human body's immune system. Detailed specification is provided in Annex I.

2.	Party B's Product: GemOral, an orally administered, powerful treatment for all forms of indications caused by viral infections, including COVID-19. Detailed specification is provided in Annex II.

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III.	COOPERATION

1.

As shown in Article 2, the drugs provided by both parties to the cooperative project shall be combined and used in clinical trials for inspection and registration initiated by Party A for application verification. Annex III includes the drug dosage and clinical implementation methods evaluated and discussed by both parties.

2.	Preclinical Research: Conduct animal trials and academic clinical trials with 20-30 positive cases to confirm the safety and efficacy of the combined therapy. The parties will equally share the costs.

3.

If the preclinical animal trials demonstrate significant results and the academic clinical trial confirms safety and efficacy, Party B agrees that Party A is responsible for conducting clinical trials to obtain regulatory approvals or emergency use authorization. The parties agree that Party A will fully fund the costs, and Party B is obligated to provide technical support and obtain regulatory approvals.

4.	Party A will be responsible for the marketing activities under this Cooperation when the combined therapy is approved.

IV.	PROFIT-SHARING

1.

Profit from product sales: Party A and Part B will share 50% of profits, calculated as the net sales deducting direct manufacturing costs, packaging costs, shipping costs, insurance, customs duties, tariffs, excise tax, value-added tax, each side will get 50%. In principle, profits are calculated once a month and paid by cash remittance in the following month.

Definitions:

1)	Net Sales refers to revenues deducting returns and discounts;

2)	Manufacturing costs include the cost of raw materials, the cost of transportation of raw materials, and the cost of manufacturing and packaging by contract manufacturers;

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3)	Shipping costs refer to the cost of shipping the drugs from the manufacturing facilities to one of the designated countries or warehouses;

4)	Insurance cost mainly refers to the liability insurance

2.

Other profits: Regional licensing is allowed with the written consent of both parties. In the event of successful licensing, the parties, in principle, will equally share the license fee and the subsequent milestone payments and royalties. If one party completes a licensing, the parties agree to allocate 5% of upfront payment to the party who completes the licensing as a broker fee.

3.	With the written consent of both parties, the parties may adjust the profit-sharing ratio, definition, or formula according to the actual operating conditions after the drug is commercially launched.

V.	MANUFACTURING AND RESPONSIBILITY

1.	Clinical medicine: Party A ships finished goods to Party B's own or designed G.M.P. (or Q.M.S.) factory for combined packaging. Party B will manage and guarantee the quality of the packaged medicine.

2.

Post-market medicine: Since the production of post-market medicine may occur in various locations and specifications may change, the parties will confirm the details and sign manufacturing and quality control agreements before the production for drug inspection and registration.

In principle, Party A is responsible for global sales and marketing, shipping and delivery, payment collection, insurance, and after-sales service. Party B is responsible for quality control of R&D, disease indication development, and manufacturing.

VI.	ACCOUNTING AND AUDIT

1.

Both parties agree to comply with the accounting standards. Each year, both parties may negotiate that either party will appoint an accountant to complete the accounting review and reporting work for this Cooperation.

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VII.	BRANDING And Labelling

1.	Product of this Cooperation shall be co-branded by the parties or by the brand name jointly operated by both parties.

2.

Without the written consent of one of the parties, neither party shall conduct any marketing in the name of the other party or use any of the contents of this Cooperation or infringe the other party's rights and others.

VIII.	TECHNOLOGY AND PATENT LICENSING

1.

The parties agree to authorize the relevant technology that the other party should use in this Cooperation free of charge within the scope of this Cooperation, but the authorized use scope is limited to the scope of the cooperation purpose and cannot be used for other purposes.

2.

Both parties shall ensure that their technologies are owned by themselves or have not infringed on the rights and interests of others. If there are any legal issues, Party A and Party B shall deal with them on their own and have nothing to do with the other party.

3.	If either party damages the other party's rights, it shall try its best to eliminate and compensate the injured party for all losses.

4.	Both parties shall jointly own any new patent from this Cooperation, and both parties shall bear the application and subsequent maintenance costs.

IX.	NON-COMPETE

1.

Without the other party's written permission, the parties shall not separately develop the same or similar drugs in this Cooperation within the scope of this contract for the benefit of the third party and perform any form of authorization or marketing activities for the indications caused by the virus infection.

2.	Both parties have the first priority to negotiate the purchase or transfer of this cooperation content with the other party on the same terms.

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X.	CONFIDENTIALITY

(1)	Definition of confidential information

Confidential information is non-public information disclosed by either party to the other party. Confidential information includes but is not limited to:

1.	All technical and operational information of Party A and Party B

2.	Financial information and financial statements of Party A and Party B

3.	Party A and Party B's business policies or operating information

4.	Contract information between Party A and Party B and related vendors

5.	The information itself or its content has been indicated or can be reasonably judged to be confidential or trade secret

6.	Information disclosed by a third party, but any party has the obligation of confidentiality

7.	Both parties negotiate the facts of this Cooperation.

Confidential information includes information that either party physically exposes to the other party, written or copied documents, computer disks, audiotapes, or videotapes that humans or machines can interpret.

Confidential information includes information disclosed orally or otherwise by either party to another party, which was found to be confidential at the time of disclosure.

(2)	Obligations of confidentiality

The parties undertake that for confidential information, either party itself, all its directors, managers or employees involved in this Cooperation or appointed external consultants shall maintain its confidentiality with the attention of a good manager, without the prior written consent of either party, and the other party shall not keep the confidential information:

1.	Provide, deliver, disclose, or transfer in any way or for any reason to a third party or its affiliates

2.	Provide, deliver, disclose, or transfer in any way or for any reason to a third party or its affiliates

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3.	Unauthorized use of work content not specified or entrusted by this Cooperation

4.	Copy, photograph, or otherwise copy all or part of the content without authorization

5.	Provide third-party use or reference in any way.

Both parties undertake to take the necessary and strict confidentiality measures for confidential information to avoid leakage. However, when either party requests confidential information from the law or relevant government agencies, it shall comply with all legal provisions and notify the other party in writing within a reasonable time prior to disclosure, and shall consult the other party on feasible measures to avoid or reduce the level of the disclosure; Or if disclosure of confidential information is required, the other party should first confirm the consistency of the disclosure information.

The parties undertake that their principals, directors, managers, employees participating in this Cooperation or appointed external consultants shall limit the use or use of confidential information to the need to participate in or conduct this Cooperation, and shall require all participants or persons involved in or aware of this Cooperation, including but not limited to their directors, managers, employees or external consultants, to issue a written commitment to confidentiality and to comply with the confidentiality obligations of this commitment.

Both parties agree that both parties shall be liable for joint and several liability for unauthorized or breach of confidential information by their employees, external consultants, or third parties.

(3)	The return of confidential information

No party may copy confidential information without authorization, except for reasonable needs arising from the execution of this cooperation case.

Either party may notify the other party in writing at any time of the return of all confidential information provided by this Cooperation, and upon receipt of such written notice, the other party shall immediately return the requesting party all relevant records or records of confidential information obtained by the requesting party in any form, and shall not retain any original, copies or electronic files.

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(4)	Ownership of confidential information

Any intellectual property rights derived from the confidential information provided by either party and derived from the confidential information provided by the other party shall be owned by the provider.

The joint patents produced by the Cooperation between the two parties are jointly owned by both parties.

Except for the right to use as regulated by this contract, confidential information provided by either party is not granted to the other party with any license or right.

(5)	Damages

If either party violates the agreement of this confidentiality, the other party may request the breaching party to pay the other party a total of 10 million U.S. dollars in punitive damages to the other party if either party has other damages and shall compensate the other party for the losses suffered as a result, and bear the attorney's fees arising from the execution of the right claim for the contract.

XI.	EFFECTIVE AND CONTINUING

This contract shall take effect from the date of signing, with a limitation period of 20 years, and the parties shall negotiate the extension of the contract six months before the expiration of the contract.

XII.	FORCE MAJEURE

1.

If either party is unable to perform this contract due to force majeure causes such as natural disasters, war, official or regulatory requirements, strikes, and its derivative factors, it shall immediately notify the other party and shall take all necessary measures to resume the performance of this contract. Upon receipt of the notice, the parties may suspend the performance of this contract to the extent necessary for the duration of force majeure. If more than 30 days after the commencement of the force majeure clause, the notifying party is unable to resume the performance of this contractual obligation, it is able to terminate the contract in writing.

XIII.	TERMINATION

1.

Both parties are obliged to implement the contents of Article III of this agreement, and if either party does not perform any execution actions within a one-year period, the other party shall apply written notification of the obligation to execute, and if no relevant execution content is carried out in the following year, the contract shall be terminated. After termination, the original rights of the drugs belonging to both parties will be returned to the original property rights, the joint property rights part of the separate settlement of the letter of intent.

2.

If any party to this contract violates its obligations under this agreement, the other party may notify one of the breaching parties in writing periodically of the time limit for correction, which has not improved beyond the time limit and may terminate the contract in writing. And the termination of the contract may wish to harm one of the non-defaulting party in accordance with the right to claim damages that have occurred, to the other party to claim damages.

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XIV.	AMENDMENT

1.

The contents of the contract or rights and obligations The relevant details agree: This contract shall be added, deleted, or modified in writing by mutual consent and shall take effect after the responsible or authorized representative of both parties has signed it in writing.

2.

Change of party information: If one of the parties to the contract has any change in its name, address, authorized representative, or other relevant information, it shall complete the written document of the change of information and notify the other party with the relevant confirmation document; otherwise it shall not be subject to the matter after the change.

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XV.	GOVERNING LAW

1.	Party A and Party B shall include group companies, parent companies, subsidiaries, and affiliated companies defined by legal and accounting standards.

2.	The validity and interpretation of this contract shall follow the laws of the Republic of China.

3.	For disputes and litigation arising from this contract, the Taipei District Court shall be the court of first instance jurisdiction.

4.	If there are any matters not covered in the content of this contract, it shall be handled by other relevant laws and regulations of the Republic of China.

5.	The English translation of this contract is shown in Annex 4. In case of discrepancies between Chinese and English, the Chinese shall prevail.

According to this agreement, this agreement shall be formally signed by the duly authorized representatives of the following parties:

AINOS, I.N.C.

(Signature)

Tsai, Chun-Hsien

Title: Chairman and C.E.O.

Company compendium: 58184202

INNOPHARMAX INC

(Signature)

Lin, Chih Hui

Title: Chairman

Company compendium:27964549

DATE: December 7, 2021

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